Exhibit 10.1

SECOND AMENDMENT TO AGREEMENT OF LEASE

THIS SECOND AMENDMENT TO AGREEMENT OF LEASE (this “Amendment”) is made this 1st day of May, 2007, by ATRIUM BUILDING, LLC, a Maryland limited liability company (“Landlord”) and TESSCO TECHNOLOGIES, INC., a Delaware corporation (“Tenant”).

W I T N E S S E T H:

WHEREAS, Landlord and Tenant entered into that Agreement of Lease dated November 3, 2003, as amended by that certain First Amendment to Agreement of Lease dated January 23, 2007 (collectively, the “Lease”), by the terms of which Tenant leases from Landlord and Landlord leases to Tenant that certain premises containing an agreed upon equivalent of 93,549 square feet of rentable area (the “Premises”) within the office building located at 375 West Padonia Road, Timonium, Maryland 21093 (the “Building”), all as more particularly described in the Lease for a term which expires on November 30, 2007;

WHEREAS, Landlord and Tenant mutually desire to extend the term of the Lease and to amend the same with respect to the Base Rent and certain other matters of the Lease, all as more particularly set forth below; and

WHEREAS, all capitalized terms used in this Amendment which are not defined herein shall have the meanings given to them in the Lease, unless the context otherwise requires.

NOW, THEREFORE, in consideration of the above Recitals and the mutual covenants and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant agree as follows:

1.             Extension of Term.  Landlord and Tenant agree that the Term of the Lease shall be extended for one (1) additional period of five (5) years and one (1) month, commencing on December 1, 2007, and expiring December 31, 2012 (the “Second Renewal Term”).  Tenant’s rental of the Premises during the Second Renewal Term shall be on the same terms, covenants and conditions set forth in the Lease, provided, however, that Tenant shall pay as Base Rent during the Second Renewal Term the amounts set forth below:

			Monthly Installment
Period of Second Renewal Term	Annual Base Rent		of Annual Base Rent
12/1/07—11/30/08	$1,496,784.00		$124,732.00
12/1/08—11/30/09	$1,541,687.52		$128,473.96
12/1/09—11/30/10	$1,587,938.15		$132,328.18
12/1/10—11/30/11	$1,635,576.29		$136,298.02
12/1/11—11/30/12	$1,684,643.58		$140,386.96
12/1/12—12/31/12	$1,735,182.84	*	$144,598.57

*  The parties acknowledge that the Base Rent is annualized based on a full year.

2.             Modification of Base Year Building Expenses.  As of the commencement of the Second Renewal Term, the term, “Base Year Building Expenses,” as set forth in Section 1.1.9 of the Lease, shall mean the actual Building Expenses per rentable square foot incurred by Landlord for the 2007 calendar year.

3.             Modification of Base Year Taxes.  As of the commencement of the Second Renewal Term, the term, “Base Year Taxes,” as set forth in Section 1.1.10 of the Lease, shall mean the actual Taxes incurred by Landlord per rentable square foot for the 2007 calendar year.

4.             Modification of Allowance.  As of the date of this Amendment, the term, “Allowance,” as set forth in Section 1.1.11 of the Lease, shall mean the sum of One Million One Hundred Sixty-Nine Thousand Three Hundred Sixty-Two Dollars and Fifty Cents ($1,169,362.50), which amount includes the “Leftover Lease Allowance.”  As used herein, the term “Leftover Lease Allowance” means the sum of Two Hundred Seventy-Four Thousand Forty Seven and no/Dollars ($274,047.00), which amount represents the remainder of the allowance originally granted to Tenant pursuant to Section 35 of the Lease.  At any time after execution of this Amendment, Tenant shall have the right to perform improvements to the Premises in accordance with Section 10 of the Lease.  The Allowance shall be paid by Landlord to Tenant for amounts actually paid by Tenant in connection with the such improvements to Tenant’s vendors, suppliers or contractors, provided that Landlord shall have received (i) a certificate signed by Tenant setting forth (a) that the sum then requested was paid by Tenant to contractors, subcontractors, materialmen, engineers and other persons who have rendered services or furnished materials in connection with work on the Premises, (b) a complete description of such services and materials and the amounts paid or to be paid to each of such persons in respect thereof, and (ii) paid receipts or such other proof of payment as Landlord shall reasonably require for all such work completed.  Landlord shall reimburse Tenant within thirty (30) days after Landlord’s receipt of a written request for reimbursement from Tenant and shall debit the Allowance therefor. Notwithstanding the foregoing, the parties acknowledge and agree that Landlord is currently processing a request from Tenant to disburse a portion of the Allowance in the amount of $4,691.41, which amount shall be deducted from the Allowance upon payment thereof.

5.             Deletion of Termination Option.  As of the date of this Amendment, Section 51 of the Lease is hereby deleted in its entirety.

6.             Broker.  Tenant represents that Tenant has not dealt directly or indirectly with any broker in connection with this Amendment other than Blue & Obrecht (“Broker”) and Tenant warrants that no other broker negotiated this Amendment or is entitled to any commissions in connection with this Amendment.  Landlord shall pay Broker its commission pursuant to the terms of a separate commission agreement by and between Landlord and Broker.

7.             Ratification of Lease.  All other terms, covenants and conditions of the Lease shall remain the same and continue in full force and effect, and shall be deemed unchanged, except as such terms, covenants and conditions of the Lease have been amended or modified by this Amendment and this Amendment shall, by this reference, constitute a part of the Lease.

IN WITNESS WHEREOF, Landlord and Tenant have respectively affixed their hands and seals to this Amendment as of the day and year first above written.

WITNESS:	LANDLORD:
ATRIUM BUILDING, LLC

	By:		(SEAL)
Roger A. Waesche, Jr.
Executive Vice President

WITNESS:		TENANT:
TESSCO TECHNOLOGIES, INC.

	By:		(SEAL)
Name:
Title: